As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&J ENERGY SERVICES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-1188116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crown House, 2nd Floor

4 Par-La-Ville Road

Second Floor

Hamilton, HM08 Bermuda

Telephone: (441) 279-2900

(Address of principal executive offices, including zip code)

C&J ENERGY SERVICES 2015 LONG TERM INCENTIVE PLAN

(Full title of the plans)

Theodore R. Moore

Executive Vice President and General Counsel

C&J Energy Services Ltd.

3990 Rogerdale

Houston, Texas 77042

Telephone: (713) 260-9986

(Name, address and telephone number of agent for service)

copies to:

Jeffery B. Floyd

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, $0.01 par value	4,010,645 shares	$14.85	$59,558,079.00	$6,921.00(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional common shares, par value $0.01 per share, of C&J Energy Services Ltd. (the “Common Shares”) as may become issuable pursuant to the adjustment provisions of the C&J Energy Services 2015 Long Term Incentive Plan (the “Plan”).
(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the Common Shares have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the market value of the Common Shares, specifically the average of the high and low sales prices for the Common Shares as quoted on the New York Stock Exchange on June 1, 2015.
(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 4,010,645 Common Shares under the Plan.

EXPLANATORY NOTE

C&J Energy Services Ltd., a Bermuda exempted company (the “Registrant”), is filing this Registration Statement (the “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 4,010,645 Common Shares that may be issued under the Plan, which consists of (a) 3,646,041 additional shares reserved and available for issuance in connection with awards under the Plan, and (b) 364,604 shares in respect of Common Shares originally related to awards granted under the Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Common Shares and that again become available for awards under the Plan in accordance with the Plan’s terms and conditions.

Except as otherwise set forth below, the contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-202937) relating to the Plan, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 23, 2015, is incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on June 4, 2015.

C&J ENERGY SERVICES LTD.

/s/ Brian Patterson
Name:	Brian Patterson
Title:	Secretary
(Authorized Representative)

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Randall C. McMullen, Jr. and Theodore R. Moore, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection the therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Joshua E. Comstock Joshua E. Comstock	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 4, 2015

/s/ Randall C. McMullen, Jr. Randall C. McMullen, Jr.	President, Chief Financial Officer and Director (Principal Financial Officer)	June 4, 2015

/s/ Mark C. Cashiola Mark C. Cashiola	Vice President, Controller (Principal Accounting Officer)	June 4, 2015

/s/ Michael Roemer Michael Roemer	Director	June 4, 2015

/s/ H.H. “Tripp” Wommack, III H.H. “Tripp” Wommack, III	Director	June 4, 2015

	Director	June 4, 2015
William Restrepo

	Director	June 4, 2015
John P. Kotts

	Director	June 4, 2015
Michael C. Linn

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement or amendment thereto on June 4, 2015.

By:	/s/ Theodore R. Moore
Theodore R. Moore
Executive Vice President and General Counsel

EXHIBIT INDEX

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Bye-laws of C&J Energy Services Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2015)

4.2*	First Amendment to the C&J Energy Services 2015 Long Term Incentive Plan

5.1*	Opinion of Appleby (Bermuda) Limited

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of UHY LLP

23.4*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1 to this Registration Statement)

*	Filed herewith.